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                                                                     EXHIBIT 12


                            ENRON OIL & GAS COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In Thousands)
                                  (Unaudited)

                                           Six Months                       Year Ended December 31,
                                              Ended      ------------------------------------------------------------
                                             6/30/96       1995         1994         1993         1992         1991
                                           ----------    -------      --------     --------     --------     --------
 Earnings Available for Fixed Charges:
   Net Income                                $73,505     $142,118     $147,998     $138,025     $ 97,580     $ 47,916

   Less:
     Capitalized Interest Expense             (2,747)      (6,490)      (6,124)      (5,457)      (3,580)      (4,482)

   Add:
     Fixed Charges                            10,194       18,414       14,613       15,378       25,869       33,982
     Income Tax Provision (Benefit)           24,165       41,936        5,937      (25,752)     (17,736)      (2,247)
                                            --------     --------     --------     --------     --------     --------
           Earnings Available               $105,117     $195,978     $162,424     $122,194     $102,133     $ 75,169
                                            ========     ========     ========     ========     ========     ========

Fixed Charges
   Interest Expense                            7,184       11,300        8,135        9,921       22,289       29,500
   Capitalized Interest                        2,747        6,490        6,124        5,457        3,580        4,482
   Rental Expense Representative of
     Interest Factor                             263          614          357            -            -            -
                                            --------     --------     --------     --------     --------     --------
           Total Fixed Charges              $ 10,194     $ 18,414     $ 14,613     $ 15,378     $ 25,869     $ 33,982
                                            ========     ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges             10.31        10.64        11.12         7.95         3.95         2.21
                                            ========     ========     ========     ========     ========     ========